Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123442

Prospectus

Superior Energy Services, Inc.

$350,000,000

Common Stock

Preferred Stock

Depositary Shares

We may offer and sell from time to time up to $350,000,000 in the aggregate of:

  shares of our common stock, par value $.001 per share;
  shares of our preferred stock, par value $.01 per share;
  shares of our preferred stock, par value $.01 per share, that may be represented by depositary shares; and
  any combination of the foregoing.

We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" before you invest in the securities. This prospectus may not be used to effect sales of securities unless accompanied by a prospectus supplement.

We may sell these securities to or through one or more underwriters, broker-dealers or agents or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be stated in a prospectus supplement regarding that offering.

Our common stock is listed on the New York Stock Exchange under the symbol "SPN."

See "Risk Factors" beginning on page 3 for information that you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2005

________________

When used in this prospectus, the terms "Superior," "we," "our," and "us" refer to Superior Energy Services, Inc. and its consolidated subsidiaries, unless otherwise specified.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) also contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC website at http://www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find More Information."

This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and, where applicable, supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

THE COMPANY

We are a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and in select international market areas. We also own and operate, through our subsidiary SPN Resources, LLC, mature oil and gas properties in the Gulf of Mexico. Our business is organized into five segments consisting of well intervention services, marine services, rental tools, other oilfield services and oil and gas operations. We believe that we are one of the few companies in the Gulf of Mexico capable of providing the services, tools and liftboats necessary to maintain, enhance and extend the life of offshore producing wells, as well as plug and abandonment services at the end of their life cycle. We believe that our ability to provide our customers with multiple services and to coordinate and integrate their delivery allows us to maximize efficiency, reduce lead-time and provide cost-effective solutions for our customers.

Over the past several years, we have significantly expanded the geographic scope of our operations and the range of production-related services we provide through both internal growth and strategic acquisitions. We have expanded our geographic focus to select international market areas and added complementary product and service offerings to our existing business lines. Currently, we provide a full range of products and services for our customers, including well intervention services, marine services, rental tools and other oilfield services.

In December 2003, we began acquiring mature, shallow water oil and gas properties in the Gulf of Mexico to provide our customers with a cost-effective alternative to the decommissioning process. Our main objective in acquiring oil and gas properties is to provide additional opportunities for our well intervention services and our platform management business. We acquire older, more mature properties since they need many of the production-enhancement services we provide. We use our production-related services to enhance production and, at the end of a property's economic life, use our assets to plug wells and decommission properties. By owning these properties, we can choose when we perform much of the work, helping increase the utilization of our assets and services. We do not intend to risk any capital by participating in exploratory drilling activities.

Our principal executive offices are located at 1105 Peters Road, Harvey, Louisiana 70058. Our telephone number is (504) 362-4321, and we maintain an Internet site at http://www.superiorenergy.com that contains information about our business.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from our sale of securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, acquisitions and reducing indebtedness. We may temporarily invest the net proceeds from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 are as follows:
Year Ended December 31,
2000	2001	2002	2003	2004
3.67	5.11	2.51	3.12	3.48

For the purpose of computing the ratio of earnings to fixed charges and preference dividends, earnings are defined as income from continuing operations before income taxes, plus fixed charges, less capitalized interest. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance cost, and that portion of rental expense which we believe to be representative of an interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock, and thus we were not required to make any dividend payments.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the following risk factors before you decide to buy any of our securities. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus before you decide to buy our securities.

We are subject to the cyclical nature of the oil and gas industry.

Our business depends primarily on the level of activity by the oil and gas companies in the Gulf of Mexico and along the Gulf Coast. This level of activity has traditionally been volatile as a result of fluctuations in oil and gas prices and their uncertainty in the future. The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures. Therefore, the willingness of our customers to make expenditures is critical to our operations. The levels of such capital expenditures are influenced by:

  oil and gas prices and industry perceptions of future prices;
  the cost of exploring for, producing and delivering oil and gas;
  the ability of oil and gas companies to generate capital;
  the sale and expiration dates of offshore leases;
  the discovery rate of new oil and gas reserves; and
  local and international political and economic conditions.

Although activity levels in production and development sectors of the oil and gas industry are less immediately affected by changing prices and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has in the past and may in the future, adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

Our industry is highly competitive.

We compete in highly competitive areas of the oilfield services industry. The products and services of each of our principal industry segments are sold in highly competitive markets, and our revenues and earnings may be affected by the following factors:

  changes in competitive prices;
  fluctuations in the level of activity in major markets;
  an increased number of liftboats in the Gulf of Mexico;
  general economic conditions; and
  governmental regulation.

We compete with the oil and gas industry's largest integrated and independent oilfield service providers. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, availability and technical proficiency.

Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Further, additional liftboat capacity in the Gulf of Mexico would increase competition for that service. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. Finally, competition among oilfield service and equipment providers is also affected by each provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, we cannot guarantee that we will be able to maintain our competitive position.

We may not be able to acquire oil and gas properties to increase our asset utilization.

Our strategy to increase our asset utilization depends on our ability to find, acquire, manage and decommission mature Gulf of Mexico oil and gas properties. Factors that may hinder our ability to acquire these properties include competition, prevailing oil and natural gas prices and the number of properties for sale. Another factor that could hinder our ability to acquire oil and gas properties is our ability to assume additional decommissioning liabilities without posting bonds or providing other financial security to the U.S. Department of Interior, Minerals Management Service, or MMS, or the sellers of these properties, the cost of which may render our proposal unattractive to us or the sellers. In addition, our ability to assume obligations relating to plugging and abandonment liability is currently limited by the terms of our credit facility to the lesser of $160 million gross future value at any one time in the aggregate or the amount permitted by MMS. In certain instances, the sellers of these properties may have continuing obligations to us that are unsecured, and although we believe these arrangements represent minimal credit risk, we cannot assure you that any seller will not become a credit risk in the future. If we are unable to find and acquire properties meeting our criteria on acceptable terms to us, we will not be able to increase the utilization of our assets and services during seasonal downtime and when we have available equipment not being utilized by our traditional customer base. We cannot assure you that we will be able to locate and acquire such properties.

Estimates of our oil and gas reserves and potential liabilities relating to our oil and gas properties may be significantly incorrect.

We acquire mature oil and gas properties in the Gulf of Mexico on an "as is" basis and assume all plugging, abandonment, restoration and environmental liability with limited remedies for breaches of representations and warranties. In addition, we acquire these properties without obtaining bonds, other than as required by MMS to secure the plugging and abandonment obligations. Acquisitions of these properties require an assessment of a number of factors beyond our control, including estimates of recoverable reserves, future oil and gas prices, operating costs and potential environmental and plugging and abandonment liabilities. These assessments are complex and inherently imprecise, and, with respect to estimates of oil and gas reserves, require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. In addition, since these properties are typically near the end of their economic lives, our operations may be more susceptible to equipment failure or mechanical problems. In connection with these assessments, we perform due diligence reviews that we believe are generally consistent with industry practices. However, our reviews may not reveal all existing or potential problems. In addition, our reviews may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We may not always discover structural, subsurface, environmental or other problems that may exist or arise.

Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by us and any significant variance in these assumptions could materially affect the estimated quantity and value of our proved reserves. Therefore, the risk is that we may overestimate the value of economically recoverable reserves and/or underestimate the cost of plugging wells and abandoning production facilities. If costs of abandonment are materially greater or actual reserves are materially lower than our estimates, they could have an adverse effect on earnings.

We are susceptible to adverse weather conditions in the Gulf of Mexico.

Our operations are directly affected by the seasonal differences in weather patterns in the Gulf of Mexico. These differences may result in increased operations in the spring, summer and fall periods and a decrease in the winter months. The seasonality of oil and gas industry activity as a whole in the Gulf Coast region also affects our operations and rentals and sales of equipment. Weather conditions generally result in higher activity in the spring, summer and fall months with the lowest activity in winter months. The rainy weather, tropical storms, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast during the year, such as Hurricane Ivan in September 2004, may also affect our operations. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We depend on key personnel.

Our success depends to a great degree on the abilities of our key management personnel, particularly our Chief Executive Officer and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect us.

We depend on significant customers.

We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. Although we did not have a single customer account for more than 10% of our total revenue in 2004, in 2003 and 2002, sales to a single customer accounted for approximately 11% and 12% of our total revenue, respectively, primarily in our well intervention and other oilfield service segments. Our inability to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers could have a material adverse effect on our business and operations.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

Our operations are subject to numerous operating risks inherent in the oil and gas industry that could result in substantial losses. These risks include:

  fires;
  explosions, blowouts, and cratering;
  well blowouts;
  mechanical problems, including pipe failure;
  abnormally pressured formations; and
  environmental accidents, including oil spills, gas leaks or ruptures, uncontrollable flows of oil, gas, brine or well fluids, or other discharges of toxic gases or other pollutants.

Our liftboats are also subject to operating risks such as catastrophic marine disaster, adverse weather conditions, collisions and navigation errors.

The occurrence of these risks could result in substantial losses due to personal injury, loss of life, damage to or destruction of wells, production facilities or other property or equipment, or damages to the environment. In addition, certain of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make the liability limits established by state workers' compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against us for damages for job-related injuries. In such actions, there is generally no limitation on our potential liability.

Any litigation arising from a catastrophic occurrence involving our services, equipment or oil and gas production operations could result in large claims for damages. The frequency and severity of such incidents affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents, or the general level of compensation awards with respect to such incidents, could affect our ability to obtain projects from oil and gas companies or insurance. We maintain several types of insurance to cover liabilities arising from our services, including onshore and offshore non-marine operations, as well as marine vessel operations. These policies include primary and excess umbrella liability policies with limits of $50 million dollars per occurrence. For our oil and gas operations, we also maintain control of well, operators extra expense and pollution liability coverage, to include our liabilities under the federal Oil Pollution Act of 1990, or OPA. Limits maintained for these operations are $35 million per occurrence for well control incidents, while the limit is $50 million per occurrence for non-well control events. We also maintain what we believe is prudent levels of property insurance on our physical assets, including marine vessels, offshore production facilities, and operating equipment. However, we cannot guarantee that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise. Successful claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance covering risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

The occurrence of any of these risks could also subject us to clean-up obligations, regulatory investigation, penalties or suspension of operations. Further, our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

  the presence of unanticipated pressure or irregularities in formations;
  equipment failures or accidents;
  weather conditions;
  compliance with governmental requirements; and
  shortages or delays in obtaining drilling rigs or in the delivery of equipment and services.

Oil and gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our oil and gas properties depend substantially on the prices we realize for our production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause this volatility are:

  worldwide or regional demand for energy, which is affected by economic conditions;
  the domestic and foreign supply of oil and gas;
  weather conditions;
  domestic and foreign governmental regulations;
  political conditions in oil and gas producing regions;

  the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
  the price and availability of alternative fuel sources.

It is impossible to predict oil and gas price movements with certainty. Lower oil and gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and gas that we can produce economically. A substantial or extended decline in oil or gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and gas prices do not necessarily move together.

Our oil and gas revenues are subject to commodity price risk.

We are subject to market risk exposure in the pricing applicable to our oil and gas production. Considering the historical and continued volatility and uncertainty of prices received for oil and gas production, we have and will continue to enter into hedging arrangements to reduce our exposure to decreases in the prices of natural gas and oil.

Hedging arrangements expose us to risk of significant financial loss in some circumstances including circumstances where:

  there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
  our production and/or sales of natural gas are less than expected;
  payments owed under derivative hedging contracts typically come due prior to receipt of the hedged month's production revenue; and
  the other party to the hedging contract defaults on its contract obligations.

We cannot assure you that the hedging transactions we enter into will adequately protect us from declines in the prices of natural gas and oil. In addition, our hedging arrangements will limit the benefit we would receive from increases in the prices for natural gas and oil.

Factors beyond our control affect our ability to market oil and gas.

The availability of markets and the volatility of product prices are beyond our control and represent a significant risk. The marketability of our production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Our ability to market oil and gas also depends on other factors beyond our control, including:

  the level of domestic production and imports of oil and gas;
  the proximity of gas production to gas pipelines;
  the availability of pipeline capacity;
  the demand for oil and natural gas by utilities and other end users;
  the availability of alternate fuel sources;
  state and federal regulation of oil and gas marketing; and

  federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, our ability to market oil and gas could be adversely affected.

We are vulnerable to the potential difficulties associated with rapid expansion.

We have grown rapidly over the last several years through internal growth and acquisitions of other companies. We believe that our future success depends on our ability to manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

  lack of sufficient executive-level personnel;
  increased administrative burden; and
  increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected. The historical financial information incorporated herein is not necessarily indicative of the results that would have been achieved had we been operated on a fully integrated basis or the results that may be realized in the future.

Our inability to control the inherent risks of acquiring businesses could adversely affect our operations.

Acquisitions have been and we believe will continue to be a key element of our business strategy. We cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to our stockholders. We cannot assure you that we will be able to successfully consolidate the operations and assets of any acquired business with our own business. Acquisitions may not perform as expected when the acquisition was made and may be dilutive to our overall operating results. In addition, our management may not be able to effectively manage our increased size or operate a new line of business.

The nature of our industry subjects us to compliance with regulatory and environmental laws.

Our business is significantly affected by state and federal laws and other regulations relating to the oil and gas industry in general, and more specifically with respect to the environment, health and safety, waste management and the manufacture, storage, handling and transportation of hazardous wastes, and by changes in and the level of enforcement of such laws.

The production of oil and gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and plugging and abandonment and reports concerning operations.

Our oil and gas operations are conducted on federal leases that are administered by MMS and are required to comply with the regulations and orders promulgated by MMS under the Outer Continental Shelf Lands Act. MMS regulations also establish construction requirements for production facilities located on federal offshore leases and govern the plugging and abandonment of wells and the removal of production facilities from these leases. Under limited circumstances, MMS could require us to suspend or terminate our operations on a federal lease. MMS also establishes the basis for royalty payments due under federal oil and natural gas leases through regulations issued under applicable statutory authority.

The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability.

Our oil and gas operations are also subject to certain requirements under OPA. Under OPA and its implementing regulations, "responsible parties," including owners and operators of certain vessels and offshore facilities, are strictly liable for damages resulting from spills of oil and other related substances in U.S. waters, subject to certain limitations. OPA also requires a responsible party to submit proof of its financial ability to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Further, OPA imposes other requirements, such as the preparation of oil spill response plans. In the event of a substantial oil spill originating from one of our facilities, we could be required to expend potentially significant amounts of capital which could have a material adverse effect on our future operations and financial results.

We have potential environmental liabilities with respect to our offshore and onshore operations, including our environmental cleaning services. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. These environmental statutes may impose liability without regard to negligence or fault. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations. However, such environmental laws are changed frequently. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are unable to predict whether environmental laws will materially adversely affect our future operations and financial results.

Federal and state laws that require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned significantly affect the demand for our plug and abandonment services. A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for our services and products. In addition, demand for our services is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in our areas of operations for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We are also unable to predict the effect that any such events may have on us, our business, or our financial condition.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the U.S. may adversely affect the U.S. and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to customers' operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We will be subject to additional political, economic, and other uncertainties as we expand our international operations.

A key element of our business strategy is to continue our international expansion into international oil and gas producing areas such as Mexico, Trinidad, Venezuela, West Africa, the Middle East, Australia, Eastern Canada and the North Sea. Our international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

  political, social and economic instability;
  potential seizure or nationalization of assets;
  increased operating costs;
  modification or renegotiating of contracts;
  import-export quotas;
  currency fluctuations; and
  other forms of government regulation which are beyond our control.

Our operations have not yet been affected to any significant extent by such conditions or events, but as our international operations expand, the exposure to these risks will increase. We could, at any one time, have a significant amount of our revenues generated by operating activity in a particular country. Therefore, our results of operations could be susceptible to adverse events beyond our control that could occur in the particular country in which we are conducting such operations. We anticipate that our contracts to provide services internationally will generally provide for payment in U.S. dollars and that we will not make significant investments in foreign facilities. To the extent we make investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

Additionally, our competitiveness in international market areas may be adversely affected by regulations, including, but not limited to, regulations requiring:

  the awarding of contracts to local contractors;
  the employment of local citizens; and
  the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

We cannot predict what types of the above events may occur.

We might be unable to employ a sufficient number of skilled workers.

The delivery of our products and services require personnel with specialized skills and experience. As a result, our ability to remain productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. The demand for skilled workers in the Gulf Coast region is high, and the supply is limited. In addition, although our employees are not covered by a collective bargaining agreement, the marine services industry has been targeted by maritime labor unions in an effort to organize Gulf of Mexico employees. A significant increase in the wages paid by competing employers or the unionization of our Gulf of Mexico employees could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

DESCRIPTION OF COMMON STOCK

Under our certificate of incorporation, as amended to date, we have authority to issue 125,000,000 shares of common stock, par value $.001 per share. As of February 28, 2005, 77,554,214 shares of our common stock were outstanding. As of that date, we also had 5,235,347 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans. The outstanding shares of our common stock are, and all shares being offered by this prospectus will be, fully paid and nonassessable. The following description of our common stock, certificate of incorporation, and by-laws are only summaries, and we encourage you to review complete copies of these documents, which are exhibits to the Registration Statement of which this prospectus is a part.

Dividends

Subject to any preferences accorded to the holders of our preferred stock, holders of our common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote. Stockholders are not allowed to cumulate votes on any matters submitted to our stockholders, including the election of our board of directors.

Liquidation and Other Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of common stock are not redeemable and are not convertible into shares of any other class of capital stock.

Provisions of our Certificate of Incorporation and By-laws and Delaware Law

Our certificate of incorporation contains provisions that limit the amount of our voting stock (including our common stock) that may be owned by persons who are not U.S. citizens, which may adversely affect the liquidity of our common stock in certain situations. In addition, our certificate of incorporation and by-laws contain provisions that may have an adverse effect on the ability of our stockholders to influence our corporate governance.

Summaries of the provisions described in the preceding paragraph, and certain provisions of Delaware law, are set forth below. However, you should read our certificate of incorporation and by-laws for a more complete description of the rights of holders of our common stock.

Limitations on Ownership of Our Stock by Persons who are not U.S. Citizens. Federal maritime laws (including the Merchant Marine Act of 1920, the Merchant Marine Act of 1936, and the Shipping Act of 1916) provide that vessels may only transport passengers and merchandise between points in the United States (referred to as "operating in the coastwise trade") if they are owned by U.S. citizens. For such purposes, a corporation is considered a U.S. citizen if at least 75% of its outstanding stock is owned by persons or organizations who are U.S. citizens. Some of our subsidiaries operate in the coastwise trade, and as a result we are subject to these requirements. If we were to fail to comply with these maritime laws, those subsidiaries would not be permitted to continue to operate vessels in the coastwise trade. Therefore, to facilitate compliance, our certificate of incorporation contains provisions which are designed to enable us to regulate the ownership of our capital stock by persons who are not U.S. citizens, including the following:

  any transfer of shares of our capital stock that would result in non-U.S. citizens controlling more than 23% (the "permitted amount") of the total voting power of all of our capital stock will be void and not effective, except for the purpose of enabling us to effect the other remedies described below;

  shares of capital stock owned by non-U.S. citizens in excess of the permitted amount are not entitled to voting rights;
  dividends with respect to shares owned by non-U.S. citizens in excess of the permitted amount are to be withheld by us until the shares are transferred to U.S. citizens or the number of shares held by non-U.S. citizens again does not exceed the permitted amount;
  we are permitted (but not required) to redeem shares of capital stock in excess of the permitted amount; and
  our board of directors is authorized to adopt measures that it determines are necessary or desirable to assure that it can effectively monitor the citizenship of holders of our capital stock, including requiring proof of citizenship of existing or prospective stockholders or implementing a "dual stock certificate" system whereby U.S. citizens and non-U.S. citizens would receive different stock certificates.

Amendment of By-laws. Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon stockholders. However, a corporation may in its certificate of incorporation also confer such power upon the board of directors. Our certificate of incorporation and by-laws grant such powers to our board of directors.

Advance Notice of Stockholder Nominations and Stockholder Business. Our by-laws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if a written notice of intent to nominate or bring business before a meeting is given a specified time in advance of the meeting.

Delaware Section 203. We are subject to Section 203 of the Delaware General Corporation Law, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder. An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

  the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; or
  the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Special Meetings of the Stockholders. Our bylaws provide that special meetings of stockholders may be called only by either the chairman of our board of directors or by a vote of the majority of our board of directors. Our stockholders do not have the power to call a special meeting.

Limitation of Directors' Liability. Our certificate of incorporation contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law and our certificate of incorporation, a director will not be liable for a breach of his or her duty except for liability for:

  a breach of his or her duty of loyalty to us or our stockholders;
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  dividends or stock repurchases or redemptions that are unlawful under Delaware law; and
  any transaction from which he or she receives an improper personal benefit.

These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against our directors that might have benefitted us.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK

Under our certificate of incorporation, as amended to date, we have authority to issue, in one or more series, 5,000,000 shares of preferred stock, par value $.01 per share. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of our outstanding stock without the separate vote of holders of preferred stock as a class. As of February 28, 2005, no shares of our preferred stock were outstanding. The shares of preferred stock being offered by this prospectus will be fully paid and nonassessable.

The following description of the terms of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate and will apply to the preferred stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of preferred stock may specify different or additional terms. The description of the terms of our preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of preferred stock.

Our board of directors is authorized to designate, for each series of preferred stock, the preferences, qualifications, limitations, restrictions and optional or other special rights of such series, including, but not limited to:

  the number of shares in the series;
  the name of the series;
  the dividend rate or basis for determining such rate if any, on the shares of the series;
  whether dividends will be cumulative and, if so, from which date or dates;
  whether the shares of the series will be redeemable and if so, the dates, prices and other terms and conditions of redemption;
  whether we will be obligated to purchase or redeem shares of the series pursuant to a sinking fund or otherwise, and the prices, periods and other terms and conditions upon which the shares of the series will be redeemed or purchased;
  the rights, if any, of holders of the shares of the series to convert such shares into, or exchange such shares for, shares of any other class of stock;

  whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of those voting rights; and
  the rights of the shares of the series in the event of our liquidation, dissolution or winding up.

The shares of preferred stock of any one series will be identical except for the dates from which dividends will cumulate, if at all.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction, as set forth in the applicable prospectus supplement, of a share of a particular series of preferred stock. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights. As of February 28, 2005, we had no depositary shares outstanding.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us and the depositary. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering.

The following description of the terms of our depositary shares sets forth certain general terms and provisions of our depositary shares to which any prospectus supplement may relate and will apply to the depositary shares offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular offering of depositary shares may specify different or additional terms. The description of the terms of our depositary shares set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to the series of preferred stock underlying the depositary shares, and the deposit agreement and depositary receipts in connection with the offering of specific depositary shares. The forms of the deposit agreement and depositary receipts will be filed with the SEC in connection with the offering of specific depositary shares.

Dividends and Other Distributions

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata, as the depositary may determine.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Voting of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the underlying depositary receipts. Each record holder of the depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary receipts in accordance with these instructions, and we agree to take all actions deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of the underlying depositary receipts.

Amendment and Termination of Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. We or the depositary may terminate the deposit agreement only if:

  all outstanding depositary shares have been redeemed; or
  there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock.

Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. If these charges are not paid, the depositary may:

  refuse to transfer depositary shares;
  withhold dividends and distributions in respect to depositary shares; or
  sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports or communications we deliver to the depositary as the holder of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond the control of either us or the depositary in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed by us within 60 days after delivery of the notice of resignation or removal.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through underwriters or dealers, through agents, and/or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

  a fixed price or prices, which may be changed;
  market prices prevailing at the time of sale;
  prices related to the prevailing market prices;
  varying prices determined at the time of sale; or
  negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offers, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

Our consolidated financial statements and schedule of our subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, independent petroleum engineers. This information has been incorporated by reference in this prospectus in reliance upon the authority of DeGolyer and MacNaughton as experts in reserve determination. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements can sometimes be identified by our use of forward-looking words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," and similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in "Risk Factors" on page 3 of this supplement.

Our management believes these forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

We maintain an Internet site at http://www.superiorenergy.com that contains information about our business. The information contained at our Internet site is not part of this prospectus.

We have filed a registration statement and related exhibits with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the SEC's public reference rooms, and you may obtain copies from the SEC at prescribed rates.

The SEC allows us to "incorporate by reference" the information we file with it, which means:

  incorporated documents are considered part of the prospectus;
  we can disclose important information to you by referring you to those documents; and
  information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

  our annual report on Form 10-K for the fiscal year ended December 31, 2004 (filed March 15, 2005);
  our current reports on Form 8-K filed January 11, 2005, February 25, 2005;
  the description of our common stock set forth in our registration statement on Form 8-A/A filed October 29, 1997; and
  all documents filed by us with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Superior Energy Services, Inc.

1105 Peters Road

Harvey, Louisiana 70058

Attn: Investor Relations

(504) 362-4321